UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2010

TransDigm Group Incorporated

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-32833

(Commission File Number)

41-2101738

(IRS Employer Identification No.)

1301 East 9th Street, Suite 3710, Cleveland, Ohio	44114
(Address of principal executive offices)	(Zip Code)

(216) 706-2960

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants’ under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On October 29, 2010, TransDigm Inc. (the “Company”) and TransDigm Group Incorporated (“Holdings” and together with its subsidiaries, including the Company, “TransDigm Group”) announced that the Company plans to raise approximately $780.0 million through an issuance of senior subordinated debt in a private placement and to enter into a new senior secured credit facility (the “New Credit Facility”) consisting of an expected $900.0 million six-year term loan and an expected $300.0 million five-year revolving credit facility. In conjunction with these financing transactions, the Company expects to repay approximately $280.0 million of its term loan under its existing senior secured credit facility (the “Existing Credit Facility”) and to repay in full all revolving loans and terminate all revolving commitments under its Existing Credit Facility. The Company expects that $500.0 million of its term loan under its Existing Credit Facility and $1,000.0 million of its Existing 7  3/4% Senior Subordinated Notes will remain outstanding after the completion of these transactions. These borrowings will only be incurred to complete the acquisition of McKechnie Aerospace Holdings Inc., as discussed below, which is subject to regulatory approvals and customary closing conditions.

The Company intends to use the net proceeds from the issuance of its senior subordinated debt, together with term borrowings under the New Credit Facility, to (1) fund its purchase of McKechnie Aerospace Holdings Inc. pursuant to the Stock Purchase Agreement dated September 25, 2010, by and among McKechnie Holdings LLC, the Company and Holdings (as previously reported in the Current Report on Form 8-K filed by Holdings on September 28, 2010), (2) repay a portion of the term loan under the Existing Credit Facility as described above and (3) pay fees and expenses incurred in connection with the foregoing (the foregoing transactions, together with the issuance of the Company’s senior subordinated debt and the entry into, and the incurrence of the term borrowings under, the New Credit Facility, are collectively referred to as the “Transactions”).

In connection with the New Credit Facility, the Company will make a presentation to its lenders on Wednesday, November 3, 2010 (9:30 a.m. EST registration / 10:00 a.m. EST start).

The information in this Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in filings under the Securities Act of 1933, as amended (the “Securities Act”).

This Report on Form 8-K is not an offer to sell or the solicitation of an offer to buy any securities. Any securities that may be issued in connection with the Transactions will not be registered under the Securities Act or any state securities laws, and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Forward Looking Statements

All statements in this report other than statements of historical fact that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including, without limitation, the issuance of senior subordinated debt of the Company, the entry into the New Credit Facility, the acquisition of McKechnie Aerospace Holdings Inc. and the repayment of a portion of the term loans under, and repayment in full of the revolving loans and the termination of the revolving commitments under, the Existing Credit Facility, are forward-looking statements. We have identified some of these forward-looking statements with words like “believe,” “may,” “will,” “should,” “expect,” “intend,” “plan,” “predict,” “anticipate,” “estimate” or “continue” and other words and terms of similar meaning. All forward-looking statements involve risks and uncertainties which could affect the Company’s actual results and could cause its actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. These risks and uncertainties include but are not limited to: future terrorist attacks; a decrease in flight hours and our customers’ profitability, both of which are impacted by general economic conditions; our reliance on certain customers; our fixed price contracts; the U.S. defense budget and risks associated with being a government supplier; failure to maintain government or industry approvals; the pricing review to which certain of our divisions and subsidiaries have been subject; failure to complete or successfully integrate acquisitions; and other factors. Further information regarding the important factors that could cause actual results to differ materially from projected results can be found in Holdings’ recent filings with the Securities and Exchange Commission, including Holdings’ annual Form 10-K report and quarterly Form 10-Q reports. Except as required by law, neither Holdings nor the Company undertakes any obligation to revise or update the forward-looking statements contained in this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSDIGM GROUP INCORPORATED

By:	/S/ GREGORY RUFUS
Gregory Rufus
Executive Vice President, Chief
Financial Officer and Secretary

Date: October 29, 2010